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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We have issued our report dated September 27, 2011, except for the stock split disclosure in Notes 1 and 17 and the effects thereof, as to which the date is November 7, 2011, with respect to the consolidated financial statements and financial statement schedules of Mattress Firm Holding Corp. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Houston, Texas
November 15, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm